UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2018
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas	0-20791	75-1974352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4134 Business Park Drive, Amarillo, Texas	79110-4225
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.
On April 25, 2018, the Company placed 2,884,132 shares of its unregistered voting common stock.  The aggregate offering price of these shares was $721,033 ($.25 per share), the consideration was cash, and no underwriting discounts were paid or given.  The sale and issuance of the voting common stock are exempt from registration under the Securities Act of 1933 (the "Act") pursuant to Rule 506 (b) of Regulation D promulgated under the Act.  The conditions of Rules 501, 502, and 506 were met with respect to the offering, and the Form D for the $.25 offering has previously been filed with the SEC.

Item 5.02.  Election of New Director.
On April 25, 2018, Edward L Morris, Corporate Secretary and General Counsel, was elected to serve as a Director of the Company until his successor shall have been duly elected and qualified.  There is no arrangement or understanding between the new director and any other persons, pursuant to which he was selected as a director.  It is not expected that Mr. Morris will be named to any committees of the Board of Directors.

Item 5.03.  Amendment to Bylaws.
On April 25, 2018, the Board of Directors of the Company amended the last sentence of Article II, Section 1 of the Company's Bylaws.  Prior to the change, the Directors could fill vacancies in the Board, unless they were created by an increase in the number of Directors.  Pursuant to the amendment, that  provision in the Bylaws now reads as follows:  "In case of any increase in the number of directors, the additional directors shall be elected at an annual or special meeting of shareholders called for that purpose or by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders; provided, however, that during a period between two successive annual meetings of shareholders, the board of directors may not fill more than two vacancies created by an increase in the number of directors."

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
AMARILLO BIOSCIENCES, INC.
Date: April 30, 2018	By: /s/ Bernard Cohen
Bernard Cohen Vice President and Chief Financial Officer

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